Exhibit 4.1

SIXTH LOAN MODIFICATION AGREEMENT

THIS SIXTH LOAN MODIFICATION AGREEMENT (the “Sixth Modification Agreement”), is made as of the 30th day of April, 2019, by and between OPTICAL CABLE CORPORATION, a Virginia corporation (the “Borrower”), and PINNACLE BANK, a Tennessee banking corporation, successor in interest through name change and by merger with Bank of North Carolina (the “Lender”).

RECITALS

A.     The Borrower and Bank of North Carolina entered into that certain Credit Agreement dated April 26, 2016, as amended and modified by Loan Modification Agreement dated December 21, 2016, and by Second Loan Modification Agreement dated February 28, 2017, and by Third Loan Modification Agreement dated April 27, 2017, and by Fourth Loan Modification Agreement dated April 10, 2018, and by a Fifth Loan Modification Agreement dated October 15, 2018 (collectively, the “Credit Agreement”). Pursuant to the Credit Agreement, the Borrower made and delivered certain Notes described therein.

B.     The Borrower and the Lender desire to amend and modify the terms of the Credit Agreement, as provided herein. Lender is the holder of the Credit Agreement and the Notes described therein.

NOW, THEREFORE, in consideration of the mutual promises and conditions contained herein, the parties hereto agree as follows:

1.     The foregoing recitals are incorporated in and constitute terms of this Agreement.

2.     Capitalized terms contained in this Agreement which are not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

3.       The Credit Agreement is amended and modified as follows:

(a)      Effective as of April 30, 2019, Section 1.6 of the Credit Agreement is replaced in its entirety by the following provision:

1.6.     Extension of Revolving Credit Expiration Date by Lender. In the exercise of its sole and absolute discretion, from time to time the Lender may extend the Revolving Credit Expiration Date in one year increments by giving written notice of extension to the Borrower no later than June 30 of the calendar year immediately prior to the calendar year of the then effective Revolving Credit Expiration Date (the “Revolving Credit Extension Deadline”). For example, assuming an effective Revolving Credit Expiration Date of June 30, 2020, if the Lender elects to extend the Revolving Credit Expiration Date from June 30, 2020, to June 30, 2021, the Lender will give written notice of such extension to the Borrower no later than June 30, 2019. In the event that the Lender does not give written notice of extension by the effective Revolving Credit Extension Deadline, unless sooner terminated pursuant to other provisions of this Agreement, the Revolving Credit Facility and the obligation of the Lender to make Advances hereunder shall automatically terminate on the Revolving Credit Expiration Date then in effect, without further action by, or notice of any kind from, the Lender.

(b)      Effective as of April 30, 2019, the definition of Revolving Credit Expiration Date in Annex A to Credit Agreement is replaced in its entirety by the following provision:

“Revolving Credit Expiration Date” means (a) June 30, 2020, or, in the event that the Lender from time to time elects to extend the Revolving Expiration Date in accordance with the provisions of Section 1.6 of the Credit Agreement, the last date to which Lender elects to extend the Revolving Credit Expiration Date in accordance therewith, or (b) such later date as to which the Lender shall, in its sole discretion, agree in writing to extend the Revolving Credit Expiration Date without regard to Section 1.6 of the Credit Agreement.

4.       In accordance with the provisions of the Credit Agreement, as modified above, the Lender hereby extends the current Revolving Credit Expiration Date to June 30, 2020. The Borrower acknowledges and agrees to such extension of the Revolving Credit Expiration Date.

5.       Except as expressly amended and modified hereby, all terms and conditions of the Credit Agreement and the Financing Documents remain unchanged, and of full force and effect in accordance with their terms. The amendments and modifications contained in this Agreement do not constitute or create a novation of the Credit Agreement, the Notes, or any of the other Financing Documents, or the obligations of the Borrower evidenced thereby.

6.       The Borrower hereby acknowledges the Lender's performance of all of the Lender's obligations under the Financing Documents, ratifies all of the Financing Documents, as expressly amended and modified hereby, and certifies that they are enforceable in accordance with their terms, without defense or offset.

7.       The Borrower represents and warrants to the Lender to induce the Lender to enter into this Sixth Modification Agreement, that the execution, delivery and performance of this Agreement has been duly authorized by all requisite action and such authorization has not been rescinded, and that all representations and warranties made by it in the Financing Documents are true, correct and enforceable on and as of the date hereof.

8.       The effective date of this Sixth Modification Agreement shall be April 30, 2019.

9.       This Sixth Modification Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia. The parties consent to the jurisdiction and venue of the courts of the Commonwealth of Virginia, specifically to the courts of the City of Roanoke, Virginia, and to the jurisdiction and venue of the United States District Court for the Western District of Virginia in connection with any action, suit or proceeding arising out of or relating to this Agreement.

10.     This Sixth Modification Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.     This Sixth Modification Agreement may be signed in several counterparts, each of which shall be an original and all of which shall constitute one and the same document.

IN WITNESS WHEREOF, the parties have caused this Sixth Modification Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[The signature pages follow]

Signature Page of Borrower

BORROWER:
Witness:	OPTICAL CABLE CORPORATION

/s/ Matt Arnold	By:	/s/ Tracy G. Smith (Seal)
Matt Arnold		Tracy G. Smith
Chief Financial Officer & Senior Vice President

Signature Page of Lender

LENDER:
Witness:	PINNACLE BANK

/s/ Sandra K. Toler	By:	/s/ Shannon S. Miller (Seal)
Sandra K. Toler		Shannon S. Miller
Senior Vice President

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